ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1
NEWS RELEASE
Abraxas Provides Operational, A&D and Reserve Update

San Antonio (February 29, 2016) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today provided the following operational, A&D and reserve update.

Williston Basin
At Abraxas’ North Fork prospect, in McKenzie County, North Dakota, the Sten-Rav 1H and Ravin 8H producing from the Three Forks, averaged 900 boepd (678 barrels of oil per day, 1332 mcf of natural gas per day) (1) over the wells’ peak 30 days of production. The Stenehjem 5H producing from the Middle Bakken, averaged 809 boepd (604 barrels of oil per day, 1232 mcf of natural gas per day) (1) over the well’s peak 30 days of production. Each well was constrained on a smaller than normal choke to minimize flaring. Abraxas owns a working interest of approximately 76% in the Ravin Northwest wells.

On the Stenehjem Super Pad, Abraxas successfully drilled and cased the Stenehjem 10H-15H. These six wells are scheduled for completion in the third quarter of 2016. Abraxas owns a working interest of approximately 78% in the Stenehjem 10H-15H. Offsetting these six wells, Abraxas recently agreed to participate in a unit line well drilled by another operator where Abraxas holds a 36% working interest. All seven wells are now drilled and are waiting on completion. Abraxas has idled Raven Rig #1 until commodity prices improve.

Abraxas’ third party gas processing provider recently completed the construction of a loop line and plant expansion that promises to alleviate the majority of the gas takeaway constraints Abraxas experienced throughout 2015. Although significantly delayed, the line was fully functional on December 22, 2015.

Fourth Quarter 2015 Update
Production for the fourth quarter of 2015 is expected to average approximately 5,841 boepd (3,696 barrels of oil per day, 8,352 mcf of natural gas per day, 753 barrels of NGL per day). Abraxas volumes were negatively impacted by a 45 day delay in the gas takeaway expansion in the Bakken and unanticipated downtime on the system during installation, which caused curtailments on additional wells in the field. Moreover, Abraxas experienced greater than anticipated downtime in returning wells to production that were shut in during the fracture stimulation of the Stenehjem 5H, Sten Rav 1H and Ravin 8H. January 2016 production averaged an estimated 6,000 boepd with an average of approximately 358 boepd curtailed or shut in for remediation.

Capital expenditures for the year ended December 31, 2015 are expected to be approximately $69.4 million. Due to increased drilling efficiencies, Abraxas drilled and cased two additional laterals, the Stenehjem 10H and 11H, which were original scheduled to be TD’d in 2016. Moreover, Abraxas elected to participate in an additional non-operated Bakken well with a 36% working interest which has been drilled, cased and is now waiting on completion.

December 31, 2015 Reserves
As of December 31, 2015, Abraxas’ proved oil and natural gas reserves consisted of approximately 43.2 MMBoe, a net increase of 0.8 MMBoe, or approximately 2%, over 2014 year end reserves of 42.4 MMBoe. The majority of the reserve additions came from the Bakken/Three Forks where the Company benefited from an upward revision in the type curve to 570 MMboe from 533 MMboe at December 31, 2014 (543 MMboe using December 31, 2015 SEC pricing, which shortened the economic life of the well). Abraxas also added approximately 6.5 MMboe of proved undeveloped reserves to the Company’s Delaware Basin/Ward and Reeves County deep gas assets. Negative reserve revisions of 10.9 MMboe resulted largely from

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675

the removal of Eagle Ford proved undeveloped reserves, which are uneconomic in the current pricing environment, and the significant deterioration in pricing, which shortened economic well life.

December 31, 2015 reserves consisted of approximately 24.1 million barrels of oil, 6.6 million barrels of NGLs and 75.0 billion cubic feet of natural gas. Proved developed producing reserves were 13.7 MMBoe and comprised 32% of proved reserves as of December 31, 2015. Proved developed non-producing reserves, which include the seven gross drilled, but uncompleted Bakken/Three Forks wells were 3.5 MMBoe at December 31, 2015.

The SEC-priced pre-tax PV-10 (2) (a non-GAAP financial measure) was $197.3 million, using 2015 average prices of $50.12/bbl of oil and $2.63/mcf of natural gas. Realized pricing, including differentials, used in this calculation equated to $41.90/bbl of oil and $2.46/mcf of natural gas. The independent reserve engineering firm DeGolyer and MacNaughton prepared a complete engineering analysis on 98.4% of Abraxas’ proved reserves on a Boe basis.

Abraxas expects to record a non-cash, pre-tax ceiling test impairment charge of approximately $68.7 million in the fourth quarter of 2015, subject to the completion of the Company's year-end audit. Further ceiling test impairments are expected in early 2016 as a result of additional declines in the SEC 12-month average commodities prices.

The following table outlines changes in Abraxas’ proved reserves from December 31, 2014:

	Oil (MMbbl)	Natural Gas (Bcf)	NGL (MMbbl)	Total (MMBoe)

Proved Reserves December 31, 2014	29.4	55.9	3.7	42.4
Additions	5.5	29.4	3.5	13.9
Purchases	0.0	0.0	0.0	0.0
Revisions	(9.30)	(7.00)	(0.40)	(10.90)
Sales	0.00	(0.20)	0.0	0.00
Production	(1.40)	(3.00)	(0.20)	(2.20)
Proved Reserves December 31, 2015	24.1	75.0	6.6	43.1

The present value of Abraxas hedge book at December 31, 2015 using strip pricing as of that date was approximately $27.4 million. Abraxas has also accumulated significant surface acreage, buildings, a drilling rig and various other assets that are not valued in this PV10 calculation. The unaudited net book value of these assets was approximately $27.6 million at December 31, 2015.

A&D Update
Abraxas recently closed on the sale of a Powder River Basin property consisting of 1,913 net acres in and 14 boepd(2) of production for $1.7 million. These non-operated assets were located outside of Abraxas core holdings of approximately 2,088 net acres at Porcupine and 14,229 net acres at Brooks Draw.

Abraxas recently started marketing a portion of the Company’s Delaware Basin assets. The assets consist of 128 boepd (68 barrels of oil per day, 188 mcf of gas per day, 28 barrels of NGLs per day) of production(2) and 5,227 net acres in prospective for the Bone Spring and Wolfcamp in Ward and Reeves County, Texas.

2016 Outlook
Abraxas exited December 31, 2015, $134 million drawn on the Company’s $165 million credit facility with approximately $4 million in cash providing liquidity of approximately $35 million. With Raven Rig #1 now idled, Abraxas’ capital expenditures are significantly lower and Abraxas plans to use anticipated free cash flow to reduce indebtedness on the Company’s credit facility. Should commodity prices fail to rebound and Abraxas choose not to restart it’s Company owned rig in 2016, Abraxas capital expenditures could fall as low as $17.5 million. This $17.5 million capital budget assumes the completion of the seven gross drilled Bakken wells waiting on completion and would equate to roughly 5,800 boepd of production for 2016. Should Abraxas restart Raven Rig #1 by the summer of 2016, CAPEX is expected to be approximately $40 million and production is expected to be approximately 6,300 boepd.

Bob Watson, President and CEO of Abraxas commented, “2015 was certainly a challenging year for the industry and Abraxas. Despite these challenges, Abraxas continued to perform. Our Company owned rig continued to demonstrate incredible efficiencies which brought forward more CAPEX into 2015 than anticipated, but allowed us to drill those wells at a cheaper than anticipated cost. We now enter 2016 with six operated and one non-operated wells waiting on completion in the Bakken.

“With our Bakken rig now idled, minimal CAPEX for the first six months of the year and approximately 2,000 bopd of in the money oil hedges, Abraxas expects to begin generating free cash flow, which it anticipates using to reduce borrowings. We retain significant operational flexibility and can adjust our budget up or down meaningfully as commodity prices dictate.”

(1)	The production rates for each well do not include the impact of natural gas liquids and shrinkage at the processing plant and include flared gas.

(2)	The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2014 and 2015:

	December 31,
(in thousands)	2014	2015
PV-10	$637,443	$197,251
Present value of future income taxes discounted at 10%	(124,886)	—
Standardized measure of discounted future net cash flows	$512,557	$197,251

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com